EXHIBIT 23.7

NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION

ENGAGEMENT

On 23 November 2007, the Special Committee of the Board of Directors of Genterra Inc. ("Genterra") engaged Corporate Valuation Services Limited ("CVS"), at a fee not to exceed $7,500, to prepare a Formal Valuation, under Ontario Securities Commission ("OSC") Rule 61-501, setting out its Estimate of Fair Market Value of all the Shares of Ninety Ontario Street Inc. (“NOSI”), as at 30 September 2007 (the "Valuation Date").  Previously, during 2002, CVS had prepared a Fairness Opinion on the amalgamation of Genterra Investment Corporation and Mirtronics Inc. under the name Genterra Inc.

The Proposed Transaction is the acquisition by Genterra of all the Shares of NOSI at the Estimate of Fair Market Value in exchange for a newly created class of non-cumulative preferred shares, having a redemption value equal to the Fair Market Value of the Shares (the “New Preferreds”).  It is anticipated that the Proposed Transaction will be treated as a rollover under Section 85 of the Income Tax Act (Canada).  Mark I. Litwin, President and CEO of Genterra, as well as Stan Abramowitz, CA, Secretary & CFO, are both officers of First Ontario Investments Inc. (“FOII”), the owner of all the Shares of NOSI.  Therefore, the proposed transaction is not at arms length, and OSC Rule 61-501 applies.

The purpose of this Formal Valuation, dated 3 December 2007, is to supply the Special Committee of the Board of Directors and the Shareholders of Genterra, with information regarding the consideration and approval of the Proposed Transaction.  It has been prepared in accordance with the Standards of the Canadian Institute of Chartered Business Valuators;  in it, the definition of Fair Market Value adopted is that of OSC Rule 61-501:

"....the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act."

Such a value is not to include a downward adjustment to reflect the liquidity of the securities, the effect of the transaction on those securities, or that the securities do not form part of a controlling interest.

Our conclusion, using the Asset Approach, represents a notional value, based on the economic and business conditions at the Valuation Date, and does not consider possible purchaser-specific synergies.  This value may be higher or lower than any that could be obtained for the Shares if they were aggressively offered for sale in the open market.  We are informed that control of NOSI has not been offered for sale and no approaches have been made by outside parties.

BACKGROUND OF NOSI

NOSI was incorporated on 22 April, 1980, under the laws of Ontario;  it owns an 83,400 sq. ft. five-storey building located at the corner of 90 Ontario Street and Richmond Street East.  Ontario Street runs North/South from Adelaide to Queen Streets, two blocks west of Parliament Street on the eastern edge of downtown Toronto.  The building is divided into 60 units ranging from 500 to 2,500 sq. ft.

SYNOPSIS OF THE VALUATION

A key principle of current valuation theory is that the economic value of a business or an asset is determined by the anticipated future benefits available to its owners.  Therefore, investors will pay for the shares of a business an amount that provides a satisfactory rate of return on the projected Net Income that can be sustained over a business cycle.  This is the Net Income Value, normally used as the primary figure;  it is obtained by capitalizing the expected Sustainable Net Income at a rate that reflects current risk free alternative investment yields, the growth outlook for the business, and the applicable risks.

The purchase of a business, or a substantial asset, often involves borrowing, so investors are also concerned with the expected generation of cash that will not be needed directly in the business, and hence become available for debt repayment.  This will vary from year to year;  therefore, the Discounted Cash Flow Value, which is the present value at appropriate discount rates of such future Cash Flows, is another measure of the amount purchasers will pay.

The appropriate Discount Rates will also reflect current long-term government bond yields, the specific risks of the enterprise, and a factor for the uncertainties of long term Financial Projections.  This uncertainty factor, which may change over the period of the Financial Projections, will vary with the nature of the business.

Assets and liabilities are recorded in Financial Statements at their original cost less amortisation;  therefore, while book Net Worth is not a measure of value, it does form the basis of the Net Worth/Goodwill Value.  This restates all tangible and identifiable intangible assets as well as liabilities to their appropriate, usually Going Concern value; it then adds an independent estimate of the value of the unidentifiable intangible assets.  In general, these intangible items, for simplicity known as goodwill, are not reflected on the Financial Statements.

Finally, a value can often be obtained from actual transactions;  these may be the sale or purchase of a portion of the business;  any sales of its shares;  and sales of shares or assets of comparable businesses.  Data from transactions in other businesses must be adjusted to give appropriate results.  The Net Worth/Goodwill Value and any Transaction Based Values should always be taken into account, as well as the more common Earnings Based Values.

The purpose of this Formal Valuation is to supply information to the Special Committee of the Board of Directors of Genterra to assist them in considering and approving a proposed RPT.  Therefore, considering the nature of the business, the Asset Approach has been adopted, using information supplied by Management and an appraisal (the “New Appraisal”) of the real estate, as of 21 November 2007, by MacKenzie, Ray, Heron & Edwardh, Real Estate Appraisers and Consultants, Toronto.  All assets have been restated to their Fair Market Values.   On the basis set out in this Formal Valuation, our Estimate of Fair Market Value of all the Shares of NOSI is $4,890,000, or $12,164 each of the 402 Shares.

ECONOMIC OUTLOOK AT THE VALUATION DATE

At the Valuation Date, the United States real estate markets were suffering from the sub-prime mortgage fallout, although the Canadian situation continued to be strong, especially in the western provinces.  Manufacturing, especially in Ontario and Québec, is under pressure due to the high-flying Canadian dollar, which, after the Valuation Date, traded at a premium to its U.S. counterpart.  However, in spite of its real estate woes and related banking problems, the United States was expected to be able to avoid a recession for the rest of 2007.

Worldwide, of the forty-two nations covered by The Economist magazine’s poll of economic forecasters, twenty-seven were expected to achieve a more than 3% gain in real GDP this year (2007).  As has been the case for the last few years, China is the leader, with real GDP growth of 10.5%, followed by:  India (8.4%), Argentina (7.3%), Egypt (7.0%), and Russia (6.7%);  the United States is anticipated to achieve only a lacklustre 2.0%, with Canada a little better at 2.5%.  The poll’s forecasts for 2008 show real GDP improvements in North America mainly in the second half (US - 2.6%, Canada - 2.7%), compared with drop-offs in China (9.6%), India (7.9%) and the Euro area (2.3%).

The following table sets out detailed projections for Canada from BMO Nesbitt Burns;  their real GDP forecasts for 2008 are lower than the poll’s for both Canada and the US (2.2%):

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CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION
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Years	2007				2008				2006	2007	2008
Quarters	1	2	3	4	1	2	3	4	Year	Year	Year
Real GDP (Q/Q% chng: ar)	3.9	3.4	2.4	1.8	2.0	2.4	2.5	2.9	2.8	2.5	2.3
Consumer Price Index	1.8	2.2	2.1	2.8	1.8	1.4	1.9	1.8	2.0	2.2	1.7
(y/y% chng)
Unemployment Rate (%)	6.1	6.1	6.0	5.8	5.9	6.0	6.1	6.1	6.3	6.0	6.0
Housing Starts	222	226	247	210	207	200	197	196	228	227	200
(000s: ar)
Current Account Balance	24.5	33.4	21.6	20.6	15.1	8.1	3.7	1.3	23.6	25.0	7.0
($blns: ar)
3-Month Treasury Bill	4.17	4.23	4.24	3.95	3.96	4.00	4.11	4.21	4.01	4.15	4.07
10-Year Bond	4.10	4.36	4.46	4.27	4.11	4.10	4.31	4.53	4.21	4.30	4.26

MANAGEMENT

Genterra has the following directors and officers:

Mark I. Litwin, President, CEO & Director
Stan Abramowitz, C.A., Secretary, CFO & Director
           Mark E. Dawber, FCA, Director, Chairman, Special Committee
Alan Kornblum,  Director, Member, Special Committee
Sol D. Nayman, Director, Member, Special Committee

While those of NOSI are:

Mark I. Litwin, President, CEO & Director
Stan Abramowitz, C.A., Secretary & CFO

CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION

FINANCIAL POSITION OF NOSI

The unaudited consolidated Balance Sheets of NOSI, as reported (Book Values) at 30 September 2007, and as restated to Fair Market Values, are set out below:

	Note	Book Value	Fair Market Value
		$	$
ASSETS Current

Cash etc.		95,825	95,825
Rents Due		235,768	235,768
Receivables		1,119	1,119
Due by Affiliate		15,000	15,000
Tax Recovery		48,112	48,112
Prepaids		8,113	8,113
		403,937	403,937
Capital
Investment	A	304	0
Land	B	712,500	3,640,000
Buildings	B	319,772	1,960,000
Equipment		14,383	14,383
		1,046,959	5,614,383
		1,450,896	6,018,320
LIABILITIES
Payables & Accruals		86,072	86,072
Deposits		62,645	62,645
Taxes Due		1,433	1,433
Future Income Taxes	B	345,445	977,077
		495,595	1,127,227
EQUITY
Capital Stock		2	2
Appraisal Excess	B	809,307	4,745,403
Retained Earnings	A	145,992	145,688
		955,301	4,891,093
		1,450,896	6,018,832

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Notes to Balance Sheet:

A           Investment

The Investment is a participation in a secured loan.  The balance has not changed in several years and there is no evidence that any amount will be received.  In view of the immaterial amount, it has been written off.

B-1           New Appraisal

The reported Balance Sheet reflects the values of a previous appraisal as of 31 March 1986.  The New Appraisal is based on both the Income and Market Approaches.  The Income Approach, using the Direct Capitalization Method, results in a value of $5,840,000.  The Market Approach, applying the Direct Comparison Method, with five comparable sales from July 2006 to May 2007, gives an amount of $5,400,000.  As set out in the Appraisal Report, the opinion of MacKenzie, Ray, Heron & Edwardh is that the Market Value of 90 Ontario Street, Toronto, as of 21 November 2007 is $5,600,000, allocated $3,640,000 (65%) to the land and $1960,000 (35%) for the building.

Their definition of Market Value, that of the Appraisal Institute of Canada, is compatible with that for Fair Market Value as set out in OSC Rule 61-501.

B-2           Future Income Taxes

At the Valuation Date (30 September 2007), the NOSI Capital Assets were made up as follows:

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CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION
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	Land $	Building $	Equipment $	Total $

Cost	50,000	563,679	22,935	636,613
Depreciation	-	390,714	8,552	399,347
Appraisal Excess	662,500	146,807	-	809,307
Book Value	712,500	319,772	14,383	1,046,655
Undepreciated Capital Cost	50,000	180,516	16,952	247,468
Fair Market Value	3,640,000	21,960,000	14,383	5,614,383

Income Tax Effect
Recapture	-	383,163	(2,569)	380,594
Capital Gain	3,590,000	1,396,321	-	4,986,321

Future Income Tax
Recapture – 34%	-	130,275	(873)	129,402
Capital Gain – 17%	610,300	237,375	-	847,675
	610,300	367,650	(873)	977,077

CONCLUSION

Based on the information and documents reviewed, explanations received, research by CVS and subject to the Assumptions, Restrictions and Qualifications listed in this Formal Valuation, for the reasons set out previously, our Estimate of Fair Market Value, as at 30 September 2007, of all the Shares of Ninety Ontario Street Inc. is FOUR MILLION, EIGHT HUNDRED AND NINTY THOUSAND DOLLARS ($4,890,000), equivalent to $12,164 for each of the 402 issued Shares.

RESTRICTIONS AND QUALIFICATIONS

This Formal Valuation is issued subject to the following Restrictions and Qualifications:

•
CVS reserves the right, but is under no obligation, to revise it, if any information, trends or changed conditions affecting our conclusions, that were in existence before the Valuation Date, become known to us after its issue;  however, we have no responsibility to update our Formal Valuation as a result of subsequent events;

•
This document is not intended for general circulation or publication; it is not, and under no circumstances is to be construed to be an offering of securities;  any use or reproduction of it for any purpose other than that stated is prohibited without our specific written permission, unless ordered by a court of competent jurisdiction;

•
CVS hereby disclaims all liability to any party other than Genterra, with such liability restricted to negligence on our part;  in particular, we deny all responsibility or liability for any losses occasioned to any other party, resulting from unauthorized circulation, publication, reproduction or use of this Formal Valuation;

•
Neither its author nor CVS intends that this Formal Valuation make any representations, nor be liable for any representations considered to be contained in it, expressed or implied, or for any omissions from it;

•	The analyses and research used in this Formal Valuation were carried out by CVS as an independent expert; no party has put any restrictions on the scope of our work, opinions or conclusions;

•
CVS assumes that all information and documents received from Genterra and NOSI are complete, true and correct in all material respects.  We did not conduct an Audit or Review of the financial affairs of NOSI, but relied on the Financial Statements supplied.  No external verification was obtained of the accuracy or completeness of any of the items used.  However, CVS has carefully examined them, and, while we cannot express an opinion, consider them reliable;

•
The preparation of a valuation is a complex process, involving analyses of diverse but interrelated data that must be regarded in its entirety.  Therefore, CVS insists that the analyses and related conclusions expressed in this Formal Valuation must be considered as a whole, and that it is not appropriate to select or extract any particular factor or portion from it without giving weight to all the components and analyses that went into its formulation;  to do so would place undue emphasis on any particular aspect and could result in erroneous conclusions.

•	A Letter of Representation has been obtained from Management of NOSI with respect to the accuracy and completeness of the information provided.

CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION
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ASSUMPTIONS

Our Estimate of Fair Market Value of all the Shares of NOSI makes the following specific assumptions:

•	All information supplied by Management is complete, true and correct, and all unaudited Financial Statements present fairly the results of the periods covered;

•
Management has informed us of all significant factors, contracts or agreements relating to NOSI, in effect at the Valuation Date, that have a bearing on its value and they are reflected in this Formal Valuation;

•	At the Valuation Date, no contracts or agreements were being negotiated that would have a material effect on the future results of NOSI;

•
All required licenses, permits, consents, or other legislative or administrative authorizations from any government or private entity had been obtained by NOSI;  they were in force at the Valuation Date, remain in force at the date of this Formal Valuation, and will be kept current as required;

•	No material adverse changes have taken place in the operations or financial position of NOSI between the Valuation Date and the date of this Formal Valuation;

•	There were no employment contracts, stock option plans, share purchase arrangements or shareholder agreements in force at the Valuation Date that would have any effect on the value of NOSI;

•	NOSI has no contingent assets or liabilities, unusual contractual obligations, or substantial commitments other than in the ordinary course of business;

•
Considering the purpose of this Formal Valuation, no investigation was necessary into potential economies of scale, cost savings or other synergies, that might be achieved by a sale of NOSI to a "special purchaser", nor was any attempt made to identify any entity who might pay a premium to buy either firm for particular reasons, such as a competitive advantage or economies of scale;

•	Income Tax laws, regulations and rates in force at the Valuation Date in Canada will continue until at least 31 December 2012;

•	Any litigation, current, pending or threatened, against NOSI, has been disclosed to CVS.

CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION
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EXPERIENCE OF THE PRINCIPAL VALUATOR

CAREER

President & Principal Valuator
Corporate Valuation Services Limited
February 1988 - Present

Responsibilities:
Preparing Valuation Reports.

Since incorporation in 1988, CVS and its predecessor, Kruger Consultants Limited, has completed 471 valuation assignments, for an aggregate amount of CAN $2.9 billion;  of those, 212 (45%) are related to organizations dependent on technology.

Services offered:

Valuation Reports and Fairness Opinions
Business Plans
Contract Due Diligence
Reverse Takeovers

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Partner, Kruger Consultants Limited                                                                                                                  October 1979 - September 1989

Leveraged Buyout Fund Manager in charge of seventeen transactions;  all were sold at a profit based on careful purchase valuations.  CVS was founded to offer the services of KCL's Valuation Group to the Mercantile Bank (now National Bank of Canada), which had funded many of the LBOs, and law firms.  Left when the fund was liquidated after ten years.

From September 1985 to June 1986, Jim Catty also acted under contract as Chief Financial Officer of Needham Harper of Canada Limited, an Advertising Agency.

CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION
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Director of Valuations/Merger & Acquisitions Coordinator,
Deloitte Haskins & Sells, Chartered Accountants                                                                                                      1976 - 1979

Supervised valuation unit and acted as Merger & Acquisitions Coordinator in Toronto and New York.  Served as a Valuation Advisor to Justice Canada and Revenue Canada and as an expert witness on their behalf.

Controller, Reisman Group                                                                                                                                              1973 - 1976

Family-owned entities engaged in industrial and commercial real estate development.

Special Advisor, Minister of Finance (Canada)                                                                                                           1971 - 1972

Advised the Minister with respect to:  "The Financing of Business Activity in Canada",
"Guaranteed Loan Legislation", and the "Re-organization of the Industrial Development Bank".

Vice-President, Finance, Comac Communications Limited                                                                                       1970-1971

Magazine Publishing

From 1960 to 1970, Jim Catty was in the Investment Business.
Positions with NYSE and TSX members and listed firms included:

Director of Research, Mead & Company Limited, Toronto;
Secretary-Treasurer (CFO) & Director, International Bond & Equity, a quoted venture capital company, and President of its Investment Counsel affiliate, Security Analysis Limited, Toronto;
Director of Corporate Underwriting, Midland-Osler Securities, Toronto (later Merrill Lynch Canada);
Secretary-Treasurer, Watt & Watt Limited, Toronto;
Security Analyst, Lehman Brothers, New York;
Commodity Analyst, Bache & Company, Toronto and New York.

EDUCATION

PROFESSIONAL DESIGNATIONS:

Chartered Accountant - Ontario                                                                                        1960
Chartered Financial Analyst - US                                                                                      1965
Chartered Business Valuator - Canada                                                                             1977
Certified Public Accountant - Illinois                                                                                1995
Certified Fraud Examiner - US                                                                                             1995

UNIVERSITY OF OXFORD

Bachelor of Arts                                                                                                                   1957
Master of Arts                                                                                                                      1961

ACHIEVEMENTS

Created methodologies and models for valuations acceptable to the SEC, Ontario Securities Commission, all Canadian Stock Exchanges, NASDAQ and the London Stock Exchange.

"2002 Instructor of Great Distinction" Award, National Association of Certified Valuation Analysts, Salt Lake City, Utah.

PROFESSIONAL ASSOCIATION MEMBERSHIPS

•	American Institute of Certified Public Accountants
•	Canadian Institute of Chartered Accountants

•	Canadian Institute of Chartered Business Valuators
•	Canadian Society of Technical Analysts

•	CFA Institute
•	Computer Law Association

•	International Association of Consultants, Valuators and Analysts (Chairman 2006 – present)

•	Illinois CPA Society (Business Valuation Committee 1996-1998)
•	Institute of Chartered Accountants of Ontario

•	National Association of Certified Valuation Analysts (Ideas &
Technology Committee 2000 - present)

•	Society of Certified Fraud Examiners
•	Society of Competitive Intelligence Professionals

•	The Institute of Business Appraisers
•	Toronto Society of Financial Analysts

PROFESSIONAL DEVELOPMENT PRESENTATIONS

American Management Association

"Valuation of Companies"
Financial Management Courses,
Toronto, ON                                                                                             May 2001

"What Should One Pay for Growth?"
Financial Executives Forum,
Toronto, ON                                                                                             May 2000

California CPA Education Foundation

"Valuation of Software and Internet Companies"
Los Angeles, CA, and San Jose CA                                                     September 1999

Canadian Bar Association

"The Impact of the Millennium Bug on Valuations"
Conference:  The Year 2000 Millennium Bug
Toronto and Ottawa                                                                                October 1998

"The Impact of the Millennium Bug on Valuations"
Conference:  The Year 2000 Millennium Bug
Toronto, ON                                                                                              March 1998

Council for International Tax Education

"Valuing Intellectual Property and
  Online Business Activities"
Conference:  Emerging Issues in
  Online Entertainment &
  Interactive Gaming Operations
  San Juan, Puerto Rico                                                                            November 2002

Federated Press

"Valuing Systems & Software"
Conference:  M&A Valuation for CFOs
Toronto, ON                                                                                                     March 2005

"Borrowing Against Intangible Assets"
Conference:  3rd Annual Financing
Corporate Growth
Toronto, ON                                                                                                     March 2005

"Valuing Customers & Brands"
Conference:  Fifth Annual Valuations for CFOs
Toronto, ON                                                                                                 February 2004

"Purchase Price Allocation"
Conference:  M&A Valuations for CFOs
Toronto, ON                                                                                                  September 2002

"Business Combinations & Goodwill"
Conference:  Financial Reporting
Toronto, ON                                                                                                       April 2002

"New Developments in Financial Reporting"
Conference:  Analyzing Corporate Earnings
Toronto, ON                                                                                                       April 2001

"Valuing Knowledge Assets"
Conference: Business Valuation for CFOs
Toronto, ON                                                                                                   January 2001

"The Economic Value Generated Approach"
Conference:  Valuation Summit
Toronto, ON                                                                                                  October 1999

Illinois CPA Society

"Intangible Assets"
Seminar:  Building Wealth
Chicago, IL                                                                                                        May 1997

"Valuations outside North America"
Business Valuation Symposium
Chicago, IL                                                                                                        May 1996

Insight

"Successful IPOs:  From Dream to Reality"
Conference
Toronto, ON                                                                                                   January 2000

"Impact of Convergence on Values"
Telecom, Cable & Broadcasting Summit
Toronto, ON                                                                                                 February 1996

International Network of Accountants and Auditors

“Valuing Intangible Assets”
Bejing, China                                                                                                  May 2007

Industrial Technology Research Institute

“Valuing Intangible Assets”
Taipai, Taiwan                                                                                                 October 2006

NASDAQ International

"Increase in Value from a Public Market"
Conference:  Going Public on the NASDAQ Exchange
Toronto, ON and Montreal, QC                                                                   December 1993

“Valuing Intangible Assets”
Industrial Technology Research Institute
Taipei, Taiwan                                                                                                 October 2006

National Association of Certified Valuation Analysts

CAREER DEVELOPMENT INSTITUTES

"Valuation of Intellectual Property"
Fort Lauderdale, FL                                                                                        December 2005
Salt Lake City, UT                                                                                           October 2005

"Update on the Sarbanes-Oxley Act and FASB
Statements 141, 142 and 144"
San Diego, CA                                                                                                December 2003
New Orleans, LA                                                                                            October 2003

"Business Valuations for SFAS 141, 142 and 144"
Phoenix, AZ                                                                                                     October 2002
Toronto, ON                                                                                                    August 2002

"Valuing Computer Software and Software Companies"
Las Vegas, NV                                                                                                December 2004
San Diego, CA                                                                                                December 2003
Phoenix AZ                                                                                                     October 2002
New Orleans LA                                                                                             December 1999
Corpus Christi, TX                                                                                          November 1997

"Valuation of Distressed Companies"
San Diego, CA                                                                                                December 2003

NATIONAL CONFERENCES:

"Business Combinations, Intangible Assets and Goodwill
Tenth Annual Conference, New York, NY                                                 May 2003
"The Impact of the Millennium Bug on Valuations"
'98 Annual Conference, Washington, DC                                                  May 1998

The Institute of Business Appraisers

"Increasing the Value of a Business"
National Conference, Orlando, FL                                                              February 1999

"Valuation of Technology Firms"
National Conference, San Antonio, TX                                                     February 1998

"Valuing Software Companies"
Annual Conference, San Antonio, TX                                                      January 1998

River City Group

"Valuing Internet Gaming Enterprises"
Global Interactive Gaming Summit & Expo
Toronto, ON                                                                                                    May 2004

Articles Published in:

The Journal of Business Valuation
The Canadian Chartered Accountant
Regular Column in Shannon Pratt's Business Valuation Update

Community Activities:

Member of the Board:
Red Barn Theatre                                                                                                     1962 - 1963
Canadian Players                                                                                                     1963 - 1964
Theatre Toronto                                                                                                       1964 - 1965
Museum for Textiles                                                                                                1987 - 1992
Residential Condominium                                                                                       2001 - 2006

CORPORATE VALUATION SERVICES LIMITED

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NINETY ONTARIO STREET INC.                                                                                                                                           FORMAL VALUATION
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CERTIFICATE

I, James P. Catty, certify that, to the best of my knowledge and belief:

•	The statements of fact contained in this Formal Valuation are true and correct;

•
The reported analyses, opinions and conclusions are limited only by the indicated Assumptions, Restrictions and Qualifications, and are my personal, unbiased professional analyses, opinions and conclusions;

•
have no direct or indirect, present or prospective interest in Genterra or NOSI;  I have no personal interest or bias with respect to the parties involved, received no instructions and was subject to no limitations imposed by any party;

•	Our compensation is not contingent on any action or event resulting from analyses, opinions or conclusions in, or the use of this Formal Valuation;

•	My analyses, opinions and conclusions were developed, and this Formal Valuation has been prepared in conformity with the Standards of the Canadian Institute of Chartered Business Valuators;

•	I have received no significant professional assistance in preparing this Formal Valuation.

Toronto, Canada, 3 December 2007

CORPORATE VALUATION SERVICES LIMITED

Per

James P. Catty, MA, CA•CBV, CPA/ABV, CFA, CVA, CFE
President

C:\Jim/mydocs/Genterra Valuation